Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Trevena, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	11,428,572(1)	$0.725(2)	$8,285,715(2)	0.00014760	$1,222.97
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-

Total Offering Amounts						$8,285,715(2)	-	$1,222.97
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$1,222.97

(1) Represents the maximum number of shares of common stock of Trevena, Inc. (the “Registrant”) issuable upon the exercise of Warrants held by the Selling Stockholder identified in this registration statement, which may be offered for resale by such Selling Stockholder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on January 8, 2024, as reported on the Nasdaq Capital Market.